Execution Version
AMENDMENT NO. 3 TO CREDIT AGREEMENT
AMENDMENT NO. 3, dated as of December 29, 2021 (this “Amendment No. 3”), by and among PLANTRONICS, INC., a Delaware corporation (the “Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent (in such capacity, the “Administrative Agent”) and the Revolving Credit Lenders party hereto, to that certain Credit Agreement, dated as of July 2, 2018 (as amended by that certain Amendment No. 2 to Credit Agreement, dated as of February 20, 2020, as further amended by that certain Amendment No.1 to Credit Agreement, dated as of May 21, 2019, and as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent and the Lenders from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such term in the Credit Agreement.
W I T N E S S E T H :
WHEREAS, pursuant to clause (v) of the second proviso to Section 10.01 of the Credit Agreement, the Borrower, the Required Revolving Credit Lenders and the Administrative Agent may amend, waive or otherwise modify Section 7.11 of the Credit Agreement or any terms used for purposes of Section 7.11, and the Borrower and the Revolving Credit Lenders party hereto constituting at least the Required Revolving Credit Lenders (the “Consenting Lenders”) desire to amend the Credit Agreement as set forth below.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
        SECTION 1 - Amendment.

    (a)    Section 7.11(a) of the Credit Agreement is hereby amended and restated as follows:

        “(a)    Secured Net Leverage Ratio. As of the last day of any fiscal quarter ending during the periods specified below, permit the Secured Net Leverage Ratio to be greater than the corresponding ratio set forth below:

Period	Maximum Secured Net Leverage Ratio
December 27, 2020 through January 1, 2022	3.00 to 1.00
January 2, 2022 through December 31, 2022	3.75 to 1.00
January 1, 2023 and thereafter	3.00 to 1.00

; provided that, notwithstanding the foregoing, the maximum Secured Net Leverage Ratio set forth above shall be deemed to be 3.00 to 1.00 at all times for purposes of determining pro forma compliance with this Section 7.11(a) as required in connection with the utilization of the Available Amount Basket, the making of a Permitted Acquisition, the designation of an Unrestricted Subsidiary, the incurrence of Indebtedness pursuant to Section 7.02(q), the making of Investments pursuant to Section 7.03(k), the making of any Dispositions pursuant to Section 7.05(j), the making of any Restricted Payments pursuant to Section 7.06(d) or the making of any payment pursuant to Section 7.14(b) (each, a “Specified Pro Forma Financial Covenant Test”); provided, further, that solely for purposes of determining compliance with this Section 7.11(a) as of the last day of any fiscal quarter ending during the period from January 2, 2022 through December 31, 2022 (and not, for the avoidance of doubt, for purposes of determining compliance with any Specified Pro Forma Financial Covenant Test), the definition of Consolidated EBITDA shall be modified to (x) limit the aggregate amount added back pursuant to clause (vii) thereof to the greater of $30,000,000 and 10% of Consolidated EBITDA for such Measurement Period (calculated before giving effect to any such expenses to be added back pursuant to such clause (vii) for such Measurement Period), (y) limit the aggregate amount added back pursuant to clause (vii) thereof in respect of integration expenses related to the Polycom Acquisition to $30,000,000 and (z) limit the aggregate amount added back pursuant to clause (viii) thereof to the greater of $30,000,000 and 10% of Consolidated EBITDA for such Measurement Period (calculated before giving effect to any such items to be added back pursuant to such clause (viii) for such Measurement Period).”

SECTION 2 – Representations & Warranties. In order to induce the Consenting Lenders and the Administrative Agent to enter into this Amendment No. 3, each Loan Party hereby represents and warrants to the Consenting Lenders and the Administrative Agent that:
(a)     On and as of the Amendment No. 3 Effective Date, each of the representations and warranties made by any Loan Party set forth in Article 5 of the Credit Agreement or in any other Loan Document shall be true and correct in all material respects (provided that, any representation and warranty that is qualified by “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)) on and as of the Amendment No. 3 Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or if any such representation and warranty is qualified by “materiality,” “material adverse effect” or similar language, shall be true and correct in all respects (after giving effect to any such qualification therein)) on and as of such earlier date); provided that all references in the representations set forth therein to “Loan Documents” shall be deemed to be references to this Amendment No. 3 and the other Loan Documents (including the Credit Agreement) as amended by this Amendment No. 3.
(b)    No Default or Event of Default has occurred or is continuing or would occur immediately after giving effect to this Amendment No. 3.
SECTION 3 – Conditions Precedent. This Amendment No. 3 shall become effective as of the first date (the “Amendment No. 3 Effective Date”) when each of the conditions set forth in this Section 3 shall have been satisfied or waived:
(a)    The Administrative Agent shall have received a duly authorized, executed and delivered counterpart of the signature page to this Amendment No. 3 from each Loan Party named on the signature pages hereto and Consenting Lenders constituting the Required Revolving Credit Lenders.
(b)    All costs, fees and expenses (including, without limitation, legal fees and expenses) of the Administrative Agent in connection with this Amendment No. 3 shall have been paid to the extent required under the Credit Agreement.
(d)    No Default or Event of Default shall have occurred or be continuing or would occur immediately after giving effect to this Amendment No. 3.
(e)    Each of the representations and warranties made by any Loan Party set forth in Section 2 hereof shall be true and correct in all material respects (provided that, any representation and warranty that is qualified by “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)) on and as of the Amendment No. 3 Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or if any such representation and warranty is qualified by “materiality,” “material adverse effect” or similar language, shall be true and correct in all respects (after giving effect to any such qualification therein)) on and as of such earlier date).
(f)    The Administrative Agent shall have received a certificate of the Borrower, dated the Amendment No. 3 Effective Date, executed by a Responsible Officer of the Borrower certifying compliance with the requirements set forth in clauses (d) and (e) of this Section 3.

SECTION 4 - Reference to and Effect on the Credit Agreement. On and after the effectiveness of this Amendment No. 3, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended or waived by this Amendment No. 3. The Credit Agreement, as specifically amended by this Amendment No. 3, and each other Loan Document are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents. The execution, delivery and effectiveness of this Amendment No. 3 shall not, except as expressly provided herein, operate as an amendment or waiver of any right, power or remedy of any Lender or any Agent under any of the Loan Documents, nor constitute an amendment or waiver of any provision of any of the Loan Documents. This Amendment No. 3 is a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
SECTION 5 - Ratification. This Amendment No. 3 is limited to the matters specified herein and shall not constitute acceptance or waiver, or, to the extent not expressly set forth herein, an amendment or modification, of any other provision of the Credit Agreement or any other Loan Document. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Credit Agreement or any other Loan Document or instruments securing the same, which shall remain in full force and effect as modified hereby or by instruments executed concurrently herewith, and each of the parties hereto acknowledges and agrees that the terms of this Amendment No. 3 constitute an amendment of the terms of pre-existing Indebtedness and the related agreement, as evidenced by the Credit Agreement as amended hereby.
SECTION 6 - Execution in Counterparts. This Amendment No. 3 may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment No. 3 by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Amendment No. 3.
SECTION 7 - Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. Sections 10.14 and 10.15 of the Credit Agreement is incorporated herein, mutatis mutandis, as if a part hereof.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed by their respective authorized officers as of the day and year first above written.
PLANTRONICS, INC.
By:     /s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Amendment No. 3]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Revolving Credit Lender
By:     /s/ Christopher Shafto
Name: Christopher Shafto
Title: Director
[Signature Page to Amendment No. 3]